Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 16, 2021, relating to the financial statements of Brunswick Corporation and the effectiveness of Brunswick Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Brunswick Corporation for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
July 29, 2021